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                                                                    EXHIBIT 99.1


              AIMCO AGREES TO ACQUIRE OXFORD TAX EXEMPT FUND II FOR
           $206 MILLION IN AIMCO COMMON AND PREFERRED SECURITIES; OTEF
                   ANNOUNCES $50 MILLION SPECIAL DISTRIBUTION


DENVER, November 30, 2000/PRNewswire/ --

Apartment Investment and Management Company (NYSE: AIV or "AIMCO") and Oxford Tax-Exempt Fund II Limited Partnership (AMEX: OTF or "OTEF") announced today that they have entered into a definitive agreement pursuant to which a subsidiary of AIMCO will acquire OTEF in a merger for $206 million, or $28.20 per OTEF Beneficial Assignment Interest ("BAC"). The consideration will consist of $100 million of AIMCO Class P convertible cumulative preferred stock and $106 million in AIMCO Class A common stock. OTEF will be the surviving entity in the merger. OTEF also announced that the Board of Directors of its managing general partner, Oxford Tax Exempt Fund II Corporation, will declare a special distribution of $50 million, or $6.21 per BAC, prior to the merger. The record and payment dates for the special distribution have not been set. The value of the special distribution and the merger consideration per OTEF BAC is approximately $34.41.

Under the terms of the merger agreement, OTEF's BACs will be valued at $28.20. In the merger, each BAC will be converted into the right to receive 0.547 shares of AIMCO Class P preferred stock (valued at $25 per share), or $13.675 of Class P preferred stock per BAC, and the number of shares of AIMCO Class A common stock equal in value to $14.525, which is the difference between $28.20 and the value of the Class P preferred stock to be received. The value per share of AIMCO Class A common stock will be the average of the high and low reported sale prices of AIMCO Class A common stock on the New York Stock Exchange for the 20 trading days beginning on the third full trading day following the date of this release. However, in no case will a share of Class A common stock be valued in excess of $50 per share or less than $44 per share.

OTEF BACs closed yesterday at $25.1875 on the American Stock Exchange. The value of the merger consideration, taken together with the special distribution, is approximately $34.41, which represents a 39.0% premium over the OTEF closing price on June 27, 2000, the day before AIMCO announced its purchase of the interests of Oxford Realty Financial Group, and a premium of 36.6% over yesterday's closing price of OTEF BACs.

The Class P Preferred Stock will have a $25 stated liquidation preference and a dividend rate of 9.0% per annum, payable quarterly, and will be convertible into Class A common stock at a conversion price of $56.00 per share. AIMCO may redeem the Class P preferred stock at any time the AIMCO Class A common stock closing price equals or exceeds $56 per share.

The OTEF board of directors, including two independent directors, unanimously approved the merger based in part on the fairness opinion of Marshall & Stevens Incorporated, OTEF's independent real estate consultant. Under the terms of OTEF's partnership agreement, the merger does not require a vote of OTEF BAC holders. In addition, AIMCO shareholders are not required to vote.

OTEF holds tax-exempt bonds and taxable securities secured primarily by mortgages on 17 properties, the control of 16 of which was acquired by AIMCO in September 2000 in connection with the previously announced transaction between AIMCO and Oxford's principals. AIMCO owns substantially all of the economic interest in the managing general partner of OTEF and holds options to acquire 684,705 OTEF securities that represent approximately a 9% limited



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partnership interest. AIMCO expects that the partnerships, which are the mortgagors of the debt held by OTEF, will refinance such debt following the closing.

On a pro forma basis, the merger and expected partnership refinancings are expected to be neutral to AIMCO's 2001 FFO and AFFO. After the expected partnership refinancings, AIMCO will use its share of net refinancing proceeds to pay down its short-term indebtedness.

OTEF expects that the distribution paid on November 14, 2000 and the special distribution of $50 million will be the final distributions paid to OTEF BAC holders unless the merger has not been consummated by mid-February 2001. The merger is expected to be completed in January 2001, following completion of the registration of the share consideration with the Securities and Exchange Commission and the satisfaction of closing conditions. These conditions include declaration of the special distribution and approval of the transaction by AIMCO's board of directors.

The foregoing estimates of contribution to FFO and AFFO are forward-looking statements that involve numerous risks and uncertainties that could result in actual results differing materially from the expectations set forth above. Specific assumptions include interest rate savings from refinancings or restructuring of mortgage loans. Some additional factors that could affect the foregoing expectations include whether the transaction closes, general economic conditions, AIMCO's ability to obtain financing, increases in interest rates, as well as other risks detailed from time to time in AIMCO's filings with the Securities and Exchange Commission. For a detailed discussion of these and other cautionary statements, please refer to AIMCO's and OTEF's respective filings with the SEC, including, where applicable, their most recent filings on Forms 10-K and 10-Q.

AIMCO is a real estate investment trust with headquarters in Denver, Colorado and 25 regional operating centers, which holds a geographically diversified portfolio of apartment communities. AIMCO, through its subsidiaries, operates 1,740 properties, including approximately 330,000 apartment units, and serves approximately one million residents. AIMCO's properties are located in 48 states, the District of Columbia and Puerto Rico.

OTEF is a publicly traded Maryland limited partnership that invests primarily in tax-exempt bonds issued to finance high quality apartment and senior living/health care communities, the majority of which are owned by the Oxford entities.


For more information about AIMCO, contact Paul McAuliffe, Executive Vice President and Chief Financial Officer at 303-757-8101, e-mail AIMCO at investor@aimco.com or visit AIMCO's web site at www.aimco.com.